Exhibit 10.6

LONG-TERM PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT
NABORS INDUSTRIES, INC.

This Long-Term Performance-Based Restricted Stock Unit Grant Agreement (“Performance Stock Unit Grant”) between Nabors Industries, Inc. (“NII”), acting on behalf of Nabors Industries Ltd. (“NIL” or the “Company”), and William J. Restrepo (the “Grantee”), an Eligible Recipient, contains the terms and conditions under which the Compensation Committee of the Board (the “Committee”), has awarded to Grantee, effective as of [______] (the “Date of Grant”) and pursuant to the Amended and Restated Nabors Industries Ltd. 2016 Stock Plan (“2016 Plan”), certain long-term Performance-Based Restricted Stock Units (“LTPSUs”) to incentivize Grantee to contribute to the success of the Company. The applicable terms of the 2016 Plan are incorporated in this Performance Stock Unit Grant by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the 2016 Plan.

LONG-TERM PERFORMANCE STOCK UNIT GRANT

In accordance with the terms of the 2016 Plan, the Committee has made this Performance Stock Unit Grant upon the following terms and conditions:

Section 1.Grant of LTPSUs. The Company hereby grants to the Grantee [______] LTPSUs (the “Award”).
Section 2.No Rights as Shareholder. The LTPSUs granted hereunder do not and shall not entitle the Grantee to any rights of a shareholder of NIL prior to the date, if any, on which Common Shares are issued to the Grantee in settlement of the Award.
Section 3.Vesting of LTPSUs. The LTPSUs issued under this Performance Stock Unit Grant shall vest, if at all, as follows:
(a)The Committee, in its sole discretion, has established the applicable performance goals (“Performance Goals”) and corresponding performance target levels (the “ROIC Targets”), as set forth on Annex A, which ROIC Targets will be measured over a three-fiscal-year performance period commencing on January 1, 2023 and ending on December 31, 2025 (such period, the “Performance Period”).
(b)Up to two hundred percent (200%) of the LTPSUs subject to the Award are eligible to become earned based upon achievement of the applicable ROIC Targets, as set forth in Annex A. The Committee shall have sole discretion to determine the level of achievement of the applicable ROIC Targets and the percentage of the LTPSUs subject to the Award that shall become earned based on performance, as shown on Annex A (the “Earned LTPSUs”). The Committee’s determinations pursuant to the exercise of discretion with respect to all matters described in this paragraph shall be final and binding on the Grantee. The Committee shall make this determination not later than sixty (60) days following the end of the Performance Period or as soon as administratively practicable thereafter (the date such determination is made, the “Performance Determination Date”).

(c)If, on the Performance Determination Date, the Compensation Committee determines that any of the LTPSUs subject to the Award shall not become Earned LTPSUs, then any such LTPSUs that did not become Earned LTPSUs (and all rights arising from such LTPSUs and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
(d)Any Earned LTPSUs shall vest as of the Performance Determination Date, subject to the Grantee’s continued employment with the Company through the last day of the Performance Period, and shall be settled in accordance with Section 6 hereof.
(e)In the event of a termination of the Grantee’s employment for any reason prior to the last day of the Performance Period, then the Grantee shall immediately forfeit all LTPSUs subject to the Award.
(f)In the event of a “corporate change” or Change in Capitalization (each as defined in the 2016 Plan), the treatment of any outstanding LTPSUs shall be determined by the Committee in accordance with the terms of the 2016 Plan.
Section 4.Terms and Conditions. The Award is subject to the following terms and conditions:
(a)The Award made to Grantee shall be for the benefit of the Grantee, his heirs, devisees, legatees or assigns at any time.
(b)Except as otherwise expressly provided herein, this Performance Stock Unit Grant is subject to, and NII and the Grantee agree to be bound by, all the terms and conditions of the 2016 Plan, as the same may have been amended from time to time in accordance with its terms. Pursuant to the 2016 Plan, the Board or the Committee is vested with conclusive authority to interpret and construe the 2016 Plan and this Performance Stock Unit Grant, and is authorized to adopt rules and regulations for carrying out the 2016 Plan. Further, the parties reserve the right to clarify or amend this Performance Stock Unit Grant on mutually acceptable terms in any manner which would have been permitted under the 2016 Plan as of the Date of Grant.
Section 5.Distribution Equivalents. A corresponding distribution equivalent right (“DER”) is hereby granted in tandem with each LTPSU that may become vested pursuant to this Performance Stock Unit Grant, which DER shall remain outstanding from the Date of Grant until the earlier of the settlement or forfeiture of the LTPSU to which the DER corresponds.  Each vested DER entitles the Grantee to receive a distribution, subject to and in accordance with this Performance Stock Unit Grant, in form and amount equivalent to any distributions in respect of the Common Share underlying the LTPSU to which such DER relates.  NIL shall establish, with respect to each LTPSU that may become vested pursuant to this Performance Stock Unit Grant, a separate DER bookkeeping account for such LTPSU (a “DER Account”), which shall be credited (without interest) on the applicable distribution date with an amount equal to any distributions paid during the period that such LTPSU remains outstanding with respect to the Common Share underlying the LTPSU to which such DER relates.  On the Performance Determination Date, the DER Account shall be adjusted to account for any Earned LTPSUs in excess of one hundred percent (100%) of the LTPSUs granted hereunder, and DERs shall be paid in respect of such excess Earned LTPSUs in accordance with the terms of this Section 5 as if such DERs had been credited as of the time distributions were paid by NIL with respect to such excess Earned LTPSUs.  Upon the vesting of any Earned LTPSUs, the DER (and the DER Account) with respect to such Earned LTPSU shall also become vested (including, for the avoidance of doubt, with respect to any Earned LTPSUs to be settled in cash).  Similarly, upon the forfeiture of a LTPSU, the DER (and the DER Account) with respect to such forfeited Earned LTPSU shall also be forfeited.  DERs shall not entitle the Grantee to any payments relating to distributions paid after the earlier to occur of the applicable LTPSU settlement date or the forfeiture of the LTPSU underlying such DER.
Section 6.Settlement of LTPSUs.
(a)As soon as administratively practicable following the Performance Determination Date, but in no event later than ten (10) days thereafter, NIL shall (i) deliver to the Grantee a number of Common Shares equal to the number of Earned LTPSUs, if any, that have become vested as of such date, an amount of cash equal to the Fair Market Value of a number of Common Shares equal to the number of Earned LTPSUs that have become vested as of such date or a combination thereof, as determined in accordance with Section 6(b) and (ii) make a distribution to the Grantee, in form and amount equivalent to the credit to the Grantee’s DER Account maintained with respect to each such LTPSU. For purposes of this Agreement, “Fair Market Value” means the average of the daily closing price of the Company’s Common Stock as traded on the New York Stock Exchange on the twenty (20) business days immediately preceding the Performance Determination Date.
(b)Earned LTPSUs may be settled in Common Shares, cash or a combination thereof, as determined by the Committee in its sole discretion.
(c)Any Common Shares issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Grantee or by entering such Common Shares in book-entry form, as determined by the Committee in its sole discretion.  The value of Common Shares shall not bear any interest owing to the passage of time.  Neither this Section 6 nor any action taken pursuant to or in accordance with this Performance Stock Unit Grant shall be construed to create a trust or a funded or secured obligation of any kind.
Section 7.Withholding Tax. The Grantee shall be required to pay to NIL or to NII the amount of federal, state or local taxes, if any, required by law to be withheld (“Withholding Obligation”) in connection with the grant, vesting or settlement of LTPSUs or DERs. NIL will withhold (or cause to be withheld) from any amount of cash payable hereunder an amount equal to the applicable Withholding Obligation. Subject to any Company policy in effect from time to time, upon delivery of Common Shares in settlement of the Award, unless (i) the Committee determines otherwise, or (ii) NIL receives notice not less than five (5) days before any Withholding Obligation arises that Grantee intends to deliver funds necessary to satisfy the Withholding Obligation in such manner as NIL may establish or permit, NIL will withhold the number of Common Shares required to satisfy any Withholding Obligation, and provide to Grantee a net balance of Common Shares (“Net Shares”). Notwithstanding any notice by the Grantee, if Grantee has not delivered funds within fifteen (15) days after the Withholding Obligation arises, NIL may still elect to deliver Net Shares.  If Common Shares are used to pay all or part of a Withholding Obligation, the fair market value of the Common Shares withheld shall be determined as of the date of withholding and the maximum number of Common Shares that may be withheld shall be the number of Common Shares which have a fair market value on the date of withholding equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized (and which may be limited to flat rate withholding) without creating adverse accounting, tax or other consequences to the Company or any Affiliate, as determined by the Committee in its sole discretion.  The Grantee acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of LTPSUs or DERs or disposition of the underlying Common Shares and that the Grantee has been advised, and hereby is advised, to consult a tax advisor. The Grantee represents that he is in no manner relying on the Board, the Committee, the Company, any Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
Section 8.Sections 409A and 457A.  Notwithstanding anything herein or in the 2016 Plan to the contrary, the LTPSUs granted pursuant to this Performance Stock Unit Grant are intended to be compliant with, or exempt from, the applicable requirements of (a) Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto (collectively, “Section 409A”) or an exemption therefrom; and (b) the short-term deferral exception of Section 457A of the Code and all applicable guidance issued with respect to Section 457A of the Code (collectively, “Section 457A”). This Performance Stock Unit Grant shall be construed and interpreted in a manner consistent with such intent. Nevertheless, to the extent that the Committee determines that the LTPSUs may not be exempt from Section 409A, then, if the Grantee is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the LTPSUs upon his “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six (6) months following the Grantee’s separation from service and (b) the Grantee’s death. Notwithstanding the foregoing, NIL and its Affiliates make no representations that the LTPSUs provided under this Performance Stock Unit Grant are exempt from or compliant with Section 409A or Section 457A and in no event shall NIL or any Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A or Section 457A.
Section 9.Notices and Payments. Any notice to be given by the Grantee under this Performance Stock Unit Grant shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator of Nabors Corporate Services, Inc. at the offices of Nabors Corporate Services, Inc. in Houston, Texas, or at such address as may be communicated in writing to the Grantee from time to time. Any notice or communication by NIL or NII to the Grantee under this Performance Stock Unit Grant shall be in writing and shall be deemed to have been given if sent to the Grantee at the address listed in the records of NIL or at such address as specified in writing to NIL by the Grantee.
Section 10.Waiver. The waiver by NIL of any provision of this Performance Stock Unit Grant shall not operate as, or be construed to be, a waiver of the same or any other provision of this Performance Stock Unit Grant at any subsequent time for any other purpose.
Section 11.Governing Law & Severability. The Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware. If any provision of this Performance Stock Unit Grant should be held invalid, the remainder of this Performance Stock Unit Grant shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable.
Section 12.Entire Agreement. This Performance Stock Unit Grant, together with the Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties.
Section 13.Assignment. This Performance Stock Unit Grant may only be assigned with the express written consent of both parties hereto and the Committee.
Section 14.Obligations Under Employment Agreement.  The parties agree that this Award is being provided in addition to the shares under the PERFORMANCE BASED RESTRICTED STOCK UNIT GRANT AGREEMENT OF NABORS INDUSTRIES, INC. dated January 1, 2023 (for performance shares) and under the RESTRICTED STOCK AGREEMENT OF NABORS INDUSTRIES, INC., dated January 1, 2023 (for TSR shares). The Common Shares under this Award are not in lieu of any specific shares, or in lieu of any obligation under the Employment Agreement between the Grantee and the Company (the “Employment Agreement”). The parties further agree that the Award under this Performance Stock Unit Grant is a discretionary award and the Committee is under no obligation to make such awards in any future years. The parties further agree that, notwithstanding anything in the Employment Agreement to the contrary, this Award will not be covered by any provisions of the Employment Agreement (including, without limitation, any provision(s) of the Employment Agreement relating to treatment of equity awards upon a termination of employment) and will be governed solely by this award agreement and the Plan.  Other than with respect to the immediately preceding sentence, this Award does not amend, modify, or vary the rights of the Executive or the Company under the Employment Agreement, nor does it create under the Employment Agreement any additional rights for, or additional obligations of, the Executive or the Company, which Employment Agreement remains in effect without change as it existed immediately before this Award.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Performance Stock Unit Grant as of the day and year first written above.

NABORS INDUSTRIES, INC.

By:

NABORS INDUSTRIES LTD.

By:

GRANTEE

WILLIAM J. RESTREPO

Annex A

The target number of LTPSUs under the Award shall equal [$[______]/ stock price] (the “Target Number”).

“Performance Goal” means the average of the returns on invested capital (“ROIC”) for each of the fiscal years 2023, 2024 and 2025.

“Performance Period” means January 1, 2023 – December 31, 2025.

The Performance Goal will be measured as of the end of the Performance Period and the number of LTPSUs that become “Earned LTPSUs” will be based on the below:

ROIC Targets	Percentage of LTPSUs Earned
[___]% (target)	100% of Target Number
[___]% (maximum)	200% of Target Number

If the Performance Goal is determined to be achieved between target and maximum level, then the percentage of LTPSUs that are earned shall be linearly interpolated on a straight-line basis between those two points. No LTPSUs shall be earned if actual performance is below target level.

“ROIC” [______]